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                                                                       Exhibit 5

                                  July 29 1996



 Board of Directors
 FirstFed Bancorp, Inc.
 1630 Fourth Avenue, North
 Bessemer, Alabama  35020-5711

     Re:      FirstFed Bancorp, Inc.
              1995 Stock Option and Incentive Plan
              ------------------------------------
              Registration Statement on Form S-8

 Dear Board Members:

      We have acted as special counsel to FirstFed Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 30,000 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the FirstFed Bancorp, Inc. 1995 Stock Option and Incentive Plan (the "Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                           Very truly yours,

                           Housley Kantarian & Bronstein, P.C.

                           By: /s/ J. Mark Poerio
                               -------------------------------------------
                                  J. Mark Poerio, Esquire